UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2017

FULGENT GENETICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37894	81-2621304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4978 Santa Anita Avenue Temple City, California	91780
(Address of Principal Executive Offices)	Zip Code

(626) 350-0537

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On April 25, 2017, Fulgent Genetics, Inc. (the “Company”), through an affiliated company formed for the purpose of the relationship described below (the “Company Affiliate”), Xilong Scientific Co., Ltd. (“Xilong”), a company formed and existing under the laws of the People’s Republic of China (“PRC”), and Fuzhou Jinqiang Investment Partnership (LP) (“FJIP”), a limited partnership formed and existing under the laws of the PRC, entered into a Cooperation Agreement on the Establishment of Fujian Fujun Gene Biotech Co., Ltd. (the “JV Agreement”). Pursuant to the terms of the JV Agreement, the Company Affiliate, Xilong and FJIP will form, under the laws of the PRC, Fujian Fujun Gene Biotech Co., Ltd. (the “Joint Venture”), which expects to offer comprehensive genetic testing services in the PRC. Xilong is an affiliate of Xi Long USA, Inc., which holds more than 10% of the Company’s issued and outstanding common stock. FJIP is owned by key management of the Joint Venture, including Dr. Han Lin Gao, the Chief Scientific Officer of the Company, a holder of more than 10% of the Company’s issued and outstanding common stock, and the owner of approximately 25% of FJIP. The JV Agreement also provides that the Company Affiliate will contribute to the Joint Venture genetic sequencing and other equipment with a total cost of no more than 60,000,000 RMB (or approximately $8.71 million U.S. dollars) over a three-year period for a 30% ownership interest in the Joint Venture which equipment the Company Affiliate and the Company have agreed will be paid for by the Company, Xilong will contribute to the Joint Venture 102,000,000 RMB over a three-year period for a 51% ownership interest in the Joint Venture, and FJIP will contribute to the Joint Venture 19,000,000 RMB over a five-year period for a 19% ownership interest in the Joint Venture. The Joint Venture will have a term of 20 years, and any inventions, patents or know-how developed by the Joint Venture will be owned by the Joint Venture. The Board of Directors of the Joint Venture will be composed of three directors, one of which will be appointed by the Company Affiliate and two of which will be appointed by Xilong, and will act by majority vote on all matters except for certain exceptional matters that require unanimous consent.

Additionally, on April 25, 2017, the Company and the Joint Venture entered into a Technical Know-How License Agreement (the “License Agreement”), pursuant to which the Company has granted to the Joint Venture a license to use certain of the Company’s clinical molecular diagnostic gene detection technology and related software and the Company’s proprietary reference library of genetic information (the “Company Technology”), along with any improvements to the Company Technology that may be developed by the Company during the term of the License Agreement. The License Agreement expires on December 31, 2018 and may be extended by mutual agreement of the parties. Pursuant to the terms of the License Agreement, the Joint Venture will pay to the Company certain royalties based on the revenues of the Joint Venture, and the Company will provide certain technical services to the Joint Venture in connection with the license granted under the License Agreement.

The foregoing is a summary of the terms of the JV Agreement and the License Agreement and is qualified in its entirety by the full text of such agreements, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for its quarter ended June 30, 2017.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the JV Agreement is incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2017	FULGENT GENETICS, INC.

	By:	/s/ Paul Kim
Name: Paul Kim
Title: Chief Financial Officer